Exhibit 10.1

BRAND LICENSING AGREEMENT

MINERCO RESOURCES, INC. and NEW WORLD BEVERAGE, LLC.

This Brand Licensing Agreement (the “Agreement”) is made on February 6, 2015, and effective as of February 1, 2015, between New World Beverage, LLC. (the “Licensee”), a limited liability company organized and existing under the laws of the State of Colorado having offices at 44 Inverness, #5, Englewood, CO 80112 (the “Licensee”) and Minerco Resources, Inc.. (the “Licensor”), a corporation organized and existing under the laws of the State of Nevada having offices at 800 Bering Drive, Suite #201, Houston, Texas 77057 (the “Licensor”).

WITNESSETH:

WHEREAS, Licensor is in the business of developing beverages and is seeking to obtain retail sales of its Products (as each is defined in Exhibit A hereto) marketed under the Brand (as defined below in paragraph 2(b) below); and

WHEREAS, Licensee is in the business of developing and selling beverages and is seeking to expand its brand base; and

WHEREAS, Licensee desires to acquire the exclusive rights Worldwide (the “Territory”) to use the Brand on and in connection with the marketing, distribution and sale of the Products, and Licensor desires to grant to Licensee, an exclusive license to use the Brands on and in connection with the marketing, distribution and sale of the Products in the Territory, subject to and in accordance with this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.             License.

(a)           Licensor hereby grants to Licensee, subject to the terms and conditions hereof, the exclusive license in the Territory to use Licensor's Brand, Know-how and commercial and technical information to market, distribute  and sell the Products and any other products it manufactures using the Brand to {commercial} customers, which shall include all rights to use in advertising, publicity, or otherwise, any other trademark, trade name or names, or any contraction, abbreviation, or simulation thereof, on and in connection with the marketing, distribution and sale of the Products.

(b)             Licensor shall provide information on all Know-how, technical information, techniques, and other technical information, as requested, within a commercially reasonable period of time.

(c)           Licensee shall have the right to grant sublicenses provided that such sublicensees agree to abide by the terms of this Agreement to the same extent as if they were a licensee.

(d)           Licensor acknowledges that Licensee may hereafter enter into licenses with third parties regarding the sale of other similar products and such sale shall not be deemed to be a breach of this Agreement.

(e)           Licensor agrees that except for the license herein granted to Licensee it shall not license or sell any products similar to the Products or any other products in connection with the Brand.

2.              Definitions.

(a)             Know-how. All patent applications, inventions, discoveries, data, improvements, techniques, technology, formulae, processes, plans or programs, useful, related to, or necessary to formulate, handle, or utilize the Brand, now or hereafter owned or controlled by Licensor prior to the termination of this Agreement to the extent to which Licensor has the right to grant licenses of the scope herein granted.

(b)             The Brand: The Herbal Collection™.

(c)             Licensing Fee: Fee to be paid by Licensee to Licensor for the marketing rights of the Products.

(d)                Licensor Component: That part of the technical information developed by Licensor that consists of patents, copyrights, trade secrets, trademarks or service marks as well as all parts and components based upon or derived from Licensor Know-how pertaining to the Licensor Component.

(e)           Product: any product employing or derived from Licensor Know-how, as well as improvements, modifications, additions, adaptations, or new models designed or developed by, for or in association with the Brand.

(f)            Term of the Agreement: One year from the date of this Agreement. The Agreement will be automatically renewed for an additional one year, each year hereafter, if agreed to by both parties of this Agreement within thirty days prior to the termination of the initial term and provided that Licensee is in compliance with all of the terms and conditions of this agreement.

3.            Initial License Fee.

(a)            Fee. In consideration for the costs incurred by Licensor for intellectual property, trademarks and prototypes and/or inventory of Products, inclusive of any raw material costs, Licensee shall pay Licensor an initial license fee of One Hundred Thousand Dollars ($100,000) according to the schedule: (1) $50,000 upon the execution of this Agreement; and (2) $50,000 within 180 days of the execution of this Agreement, as an advance against license fees due under paragraph 4 below. The Fee is payable in cash or in the form of a Convertible Promissory Note(s) naming the Licensor as the Note holder.

(b)               Maintenance of Trademarks.  Commencing on the Effective Date of this Agreement and during the Term, Licensee shall be responsible for filing and maintaining any patents or trademarks licensed by Licensor related to the Brand.

(c)           Services to be Provided by Licensor or its Affiliated Entities. The parties acknowledge that Licensor (singularly, through its subsidiaries and/or through its partners) will provide or cause to be provided certain introductory services, product development and brand management support services for the Brand. Licensor acknowledges that one of the incentives for Licensee to enter into this Agreement was its agreement to provide the following services or to cause the following services to be provided at cost to Licensee:

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●	Distribution Support (initially in Southern California)

●	Brand Management and Presentations

●	Capital Raising Support

●	General Organizational and Business Support

●	Partner and Acquisition Support

4.            Percentage Fee, Milestones and Investment.

(a) Percentage Fee.  The Licensee and Licensor agree that the profit to be recognized by each party shall be earned and distributed as follows:  (i) twenty-six percent (26%) of the net profit derived from the sale of Products under the Brand shall be earned by and distributed to Licensor and (ii) seventy-four percent (74%) of the net profit derived from the sale of Products under the Brand shall be earned by and distributed to Licensee as license fees.  For the purposes hereof, “net profit” shall mean the gross amount invoiced to third parties by Licensee less the sum of: (a) trade, cash and quantity discounts or rebates actually allowed or taken; (b) credit or allowances given or made for rejection of or return of previously sold Products or for retroactive price reduction; (c) charges for insurance, freight and other transportation costs directly related to delivery of the Products; (d) sales, transfer and other excise taxes levied on the sale of the Products; and (e ) all operating expenses directly attributable to the sales of Products under the Brand. If the Licensor and Licensee cannot mutually agree on (a), (b), (c) (d) or (e ) above, on (a), (b), (c),(d) or (e ) above will be determined by generally accepted beverage industry accounting principles. The payment by the Licensee to the Licensor shall be within thirty (30) days following the calendar month in which payment for the net profit was received. No percentage fee payment shall be made to Licensor until such time as the aggregate percentage fee payments earned by Licensor exceed One Hundred Thousand Dollars ($100,000).  The percentage fee shall be computed and paid in accordance with Licensee’s accounting records.  All withholding and other taxes that may be imposed on Licensee shall be deducted from the payment of such fees upon provision to Licensor of an official receipt evidencing payment of such taxes.  All out-of-pocket expenses related to the manufacture of the Products after the date hereof shall managed by, and the responsibility of, Licensee. Licensor shall have the right to assign and/or sell its revenue interest to a third party upon thirty (30) days prior written notice.

(b) Milestone Payment.  If at any time the Licensee’s gross sales of Products under the Brand exceeds Five Million Dollars ($5,000,000), then Licensee shall pay to Licensor a one-time cash milestone payment equal to Two Hundred and Fifty Thousand Dollars ($250,000), payable within thirty days of the end of the first fiscal year in which such gross sales are achieved.

(c) Investment. The Licensee shall invest sufficient monies, according to mutual agreement of Licensee and Licensor, to develop, to grow and expand the Brand and sell the Product. Licensee shall invest sufficient monies, at least One Hundred Thousand Dollars ($100,000) excluding the licensing fee ($100,000) in the first six (6) months and $250,000 on the first day of the second six months) or to sell at least 25,000 cases of Product during the twelve (12) months following the date hereof.

(d) Sales Milestones. The Licensee shall have set sales milestones to be mutually agreed upon by Licensee and Licensor at the commencement of each and every fiscal year of the Licensee.

(i)	Licensee shall sell at least 50,000 cases of Product during the twenty-four (24) months following the date hereof;

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(ii)	Future required Licensee Sales Milestones will be determined, by mutual agreement of Licensee and Licensor, twelve (12) months following the date hereof and annually thereafter.

5.           Term. The initial term of this Agreement shall be for one (1) year from the date hereof unless earlier terminated pursuant to the terms hereof. Thereafter, so long as Licensee is not in default, this Agreement may be extended by Licensee for one (1) additional year under such terms and conditions as may be mutually agreed to by the parties Licensor. If the parties are unable to agree to renewal terms then, at the election of the Licensee, in its sole discretion, this Agreement shall continue for an additional one (1) year term upon the same terms and condition contained in this agreement. If this Agreement is terminated before the end of the initial term then the Licensee, its agents or sublicensees shall not engage, directly or indirectly, in any part of the business of manufacturing, marketing or servicing of Products based upon or derived from Licensor Know-how for a period of five (5) years.

6.            Buy / Sell / Right of First Refusal. If at any time after the Effective Date, the gross sales of the Product exceed 1,000,000 cases in any twelve (12) month period, either Licensor or Licensee may propose to offer, sale or otherwise assign its interest in the Brand (its “Interest”) under this Agreement according to the following. Whereas X and Y represent the parties:

(a)
Before X may sell the Interest to a third party, X shall first offer the Interest to Y on the same terms and conditions as are offered by the third party. Y shall have 30 days during which to accept said offer. If Y does not accept said offer within said period, X shall be free to accept the third-party offer. If X does not enter into an agreement with the third party on said terms and conditions and close the transaction within 90 days, X’s right to sell the Interest to the third party shall expire and the procedure described in this Section shall again be applicable.

7.           Confidentiality.

(a)            Licensee recognizes that trade secrets and other proprietary information of Licensor will be conveyed to Licensee pursuant to this Agreement, and Licensee agrees to keep such information in confidence and not to disclose it during or within five (5) years after the term of this Agreement to third parties other than Licensee Affiliates that are bound by confidentiality restrictions as set forth herein and as required by Licensor’s Intellectual Property Protection Program. This confidentiality provision shall survive the early termination or cancellation of this Agreement, and remain in full force.

(b)             The restrictions set forth in subparagraph (a) of this paragraph shall not apply to any information: (i) well-known and in the public domain at the time of disclosure; (ii) known to Licensee at the time it was disclosed to it by Licensor as shown by documentation establishing such prior knowledge; (iii) disclosed with the prior written approval of Licensor; and (iv) rightfully disclosed to Licensee by a third party other than a Licensee Affiliate.

8.            Technical Data. Within ten (10) days after the execution of this Agreement, Licensor shall provide Licensee with a complete description of all Licensor patent applications, plans, specifications, and instructions and drawings, for the manufacture and use of Products, provided, however, that all such materials shall remain the property of Licensor.

9.            Board of Directors. The by-laws or resolutions of the Licensee shall further provide that no action may be taken by the Board without notice being given to Licensor’s representative and that any sale of the Licensee or its business operations will require approval by the Licensor.

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10.               Relationship. Licensee and Licensor shall act as principals in all respects hereunder, and nothing herein shall be construed to constitute either as the agent, partner, or joint venturer of the other.

11.              Litigation; Indemnification. Licensee must at its own expense prosecute any suits or other proceedings against third parties for infringement of Licensor patents or for theft or misuse of the industrial property of Licensor licensed hereunder, and shall be entitled to retain all judgments or other recoveries. In the event that a third party alleges that Licensee infringes any United States patents owned or controlled by such third party by virtue of the manufacture, sale or use of products, except for any improvements thereto by Licensee, Licensee shall be solely responsible for ensuring the compliance of Products with all safety or other standards under any applicable law, rule or order, of any competent governmental authority. Licensee shall indemnify Licensor and its officers, directors and employees  agents and representatives, harmless from any loss, cost or expense, including reasonable attorneys fees, damages, or penalties of any kind on account of or resulting from any claim incurred in connection with the manufacture or sale of the Products other than (i) due to a breach of the representations or warranties contained in this Agreement; (ii) the gross negligence or willful misconduct of Licensor; or (iii) a claim for which Licensor is obligated to indemnify Licensee under the preceding paragraph.

12.              Termination.

(a)	In the event of the failure of Licensee to:

(i) pay any royalties due hereunder in full and in a prompt manner,
(ii) sell at least 50,000 cases of Product during the twenty-four (24) months following the date hereof as set forth in paragraph four (4);
(iii) invest sufficient monies to develop the Brand and/or sell the Product as set forth in paragraph four (4); or
(iv) or in the event of Licensee's failure to observe or comply with any of the other material terms and conditions of this Agreement and any such failure is not corrected within thirty (30) days after written notice thereof is given to Licensee, the licenses granted hereunder to Licensee may be terminated forthwith by Licensor upon furnishing a written notice to that effect to Licensee; provided, however, in the event of a default under clause (ii) above, Licensee shall be entitled to cure such default by purchasing sufficient cases (described in paragraph 11(a)(ii) above) to total fifty thousand (50,000) cases including inventory purchased or inventory sold to date thereof.

(b)             In the event that Licensee shall become insolvent, or admit in writing its inability to pay its debts as they mature, or make a general assignment for the benefit of creditors, or file a petition for bankruptcy or permit a petition for bankruptcy against it to remain undismissed for a period of sixty (60) days, or go into liquidation or receivership, or become a party to dissolution proceeding or be admitted as a party to any statutory procedure for the settlement of its debts, Licensor shall have the right and option upon written notice to Licensee to terminate forthwith the licenses granted herein to Licensee.

(c)              In the event of termination, however occasioned, the entire unpaid balance as of the date of termination under paragraph 3 shall become immediately due and payable.

(d)              In the event of termination, however occasioned, Licensee, its agents or sublicensees shall return to Licensor all printed or written materials containing, based upon, or derived from Licensor Know-how, and shall make no further use of such Know-how, or of Licensor patents, if any. Licensee shall have the option to purchase from Licensor or its Affiliates any or all of Licensor's inventory at cost. Licensee will undertake to examine favorably such inventory and acquire on the aforesaid basis from Licensor such items as it may determine to be commercially reasonable for it to acquire.

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(e)                In the event of termination, however occasioned, Licensor shall not have any liability or responsibility for compensation, reimbursement, indemnification or damages on account of the loss of prospective business by Licensee or on account of expenditures, investments, leases or commitments made by Licensee.

(f)                 In the event of termination, under subparagraph (a) and (b) above, Licensor at its option shall have the exclusive worldwide right to, use and sell, lease, loan, rent or otherwise dispose of, with full right to assign or sublicense, any improvements, to Licensor Know-how developed or owned by Licensee subject for ninety (90) days. Inventory containing the Products shall be disposed of thereafter, unless approved in writing by the Licensor.

(g)           In the event that Licensor shall become insolvent, or admit in writing its inability to pay its debts as they mature, or make a general assignment for the benefit of creditors, or file a petition for bankruptcy or permit a petition for bankruptcy against it to remain undismissed for a period of sixty (60) days, or go into liquidation or receivership, or become a party to dissolution proceeding or be admitted as a party to any statutory procedure for the settlement of its debts, Licensee shall have the right and option upon written notice to Licensor to terminate forthwith the licenses granted herein to Licensee.

13.            Representations and Warranties of Licensor. Licensor represents and warrants to Licensee that,

(a)            The License granted hereunder does not infringe any patent, trade secret or other property or proprietary rights of any third party.  Licensor is the exclusive owner of all Know-how licensed hereunder and shall use its best efforts to prosecute its pending patent application to completion, and to protect all trade secrets and other intellectual property.  Licensor has not granted a license to the Brands or Products to any other party in the Territory. This paragraph excludes any distribution rights granted to beverage distributors prior to the date hereof.

(b)            All proceeds received from Licensee under this license will be applied by Licensor first to satisfy all legal obligations to employees and government instrumentalities, and next to trade creditors, prior to any payments to shareholders for interest on debt, repayment of debt principal, or dividends or other distribution in respect of Licensor stock.

(c)              Licensor has good title to the Products to be sold to Licensee and its customers hereunder, and such inventory and equipment is, and at the time of conveyance to Licensee or its customers, as the case may be, shall be, free and clear of all liens or encumbrances.

(d)           Licensor has full authority to execute and to perform this Agreement in accordance with its terms; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not conflict with, result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage of time, or both, would conflict with or result in a breach, violation or default of any of the terms or provisions or of any indenture, agreement, judgment, decree or other instrument or restriction to which Licensor is a party or by which Licensor may be bound or affected; and no further authorization or approval, whether of governmental bodies or otherwise, is necessary in order to enable Licensor to enter into and perform the same.

(e)           This Agreement constitutes a valid and binding obligation enforceable against Licensor in accordance with its terms.

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14.           Representations and Warranties of Licensee. Licensee represents and warrants to Licensor that,

(a)           Licensee has full authority to execute and to perform this Agreement in accordance with its terms; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby does not and will not conflict with, result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage of time, or both, would conflict with or result in a breach, violation or default of any of the terms or provisions or of any indenture, agreement, judgment, decree or other instrument or restriction to which Licensee is a party or by which Licensee may be bound or affected; and no further authorization or approval, whether of governmental bodies or otherwise, is necessary in order to enable Licensee to enter into and perform the same.

(b)           This Agreement constitutes a valid and binding obligation enforceable against Licensee in accordance with its terms.

15.           Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered: (a) personally; (b) by facsimile or email transmission; (c) by a commercial overnight delivery service (e.g., Federal Express, UPS, Airborne, etc.) and paid for by the sender; or (d) by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered: (i) personally, upon such service or delivery; (ii) if sent by facsimile or email transmission, on the day so transmitted, if the sender receives written confirmation (which may be electronic form) from the receiver that the communication was received; (iii) if sent by commercial overnight delivery service, on the date reflected by such service as delivered to the addressee; or (iv) if mailed by certified or registered mail, five business days after the date of deposit in the United States mail. In each instance, such notice, request, demand or other communications shall be addressed to the parties at the addresses set forth hereinabove or to such other address or to such other person as Licensor or Licensee shall have last designated by written notice given as herein provided.

16.              Miscellaneous.

(a)               Nothing contained in this Agreement shall be construed as (i) a warranty or representation as to the validity or scope of any patent; (ii) an agreement to bring or prosecute actions or suits against third parties for infringement, or conferring any rights to bring or prosecute actions against third parties for infringement except as provided in paragraph 10; or (iii) conferring by implication, estoppel, or otherwise, upon Licensee any license or other right in or to any patent, trademark, copyright or Know-how.

(b)               No delay or failure of either party in exercising any right hereunder shall affect such right, nor shall any single or partial exercise of any right preclude any further exercise thereof. No modification, amendment, addition, or waiver, of any provision of this Agreement shall be effective unless set forth in a writing signed by Licensor and Licensee which specifically states that such writing is to be a modification, amendment, addition, or waiver, and then only in that specific instance and for the specific purpose for which given.

(c)               This Agreement contains the entire and complete understanding of the parties with respect to the subject matter and merges all prior and contemporaneous understandings.

(d)             This Agreement may not be assigned or sublicensed by Licensee without the prior written consent of Licensor, which shall not be unreasonably withheld. Where Licensee is permitted to assign or sublicense, this Agreement it shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and sublicensees.  Licensor retains the right to sell and/or assign at any time its right to receive any of the license fees and other payments due to it hereunder to third parties upon no less than thirty (30) days prior written notice to the Licensee.

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(e)            Arbitration. In the event of any dispute or controversy arising out of or in any way related to this Agreement, the matters referred to herein, or the services to be rendered by Consultant pursuant to this Agreement, or in any way relating to the claim of any third party against Consultant in connection with matters in any way arising out of this Agreement (each, a “Dispute”), such Dispute shall be settled exclusively by final and binding arbitration in Houston, Texas in accordance with the then current rules of the American Arbitration Association (“AAA”).  The parties agree that any and all Disputes that are submitted to arbitration in accordance with this Agreement shall be decided by one (1) neutral arbitrator who is a retired judge or attorney licensed to practice law in California who is experienced in complex commercial transactions.  If the parties are unable to agree on an arbitrator, AAA shall designate the arbitrator.  The parties will cooperate with AAA and with one another in selecting the arbitrator and in scheduling the arbitration proceedings in accordance with applicable AAA procedures.  Any award issued as a result of such arbitration shall be final and binding between the parties thereto and shall be enforceable by any court having jurisdiction over the party against whom enforcement is sought.  By entering into this Agreement, the parties are waiving their constitutional right to have any Disputes decided in a court of law or before a jury and waive the right of appeal, and instead of relying on said rights, each party is solely and knowingly accepting the use of arbitration as a means of resolution of any Disputes.  The prevailing party in such arbitration shall be awarded its costs and reasonable attorneys’ fees.

(f)             Each of the parties hereto shall make, do or cause to be done, such further acts and things, and execute, acknowledge, and deliver, such instruments and documents as may be necessary to effectuate the purposes and intent of this Agreement.

(g)              The invalidity, partial failure of consideration, or unenforceability, of any particular provision of this Agreement shall not affect the validity or enforceability hereof.

(h)               This Agreement may be executed in counterparts, all of which taken together shall be deemed one original agreement.

(i)                This Agreement shall be governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their representatives, thereunto duly authorized, as of the date first above written.

NEW WORLD BEVERAGE, LLC

By:  __/s/ Anthony R. Skinner
Name: Anthony R. Skinner
Title: Managing Member

MINERCO RESOURCES, INC

By: __/s/ V. Scott Vanis
Name: V. Scott Vanis
Title: CEO

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Exhibit A

The Products

The Herbal Collection ™ (in all forms, past, present and future)

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